Exhibit 99.1

ATLANTIC SOUTHERN FINANCIAL GROUP ANNOUNCES FIRST DIVIDEND

Macon, Ga. — January 10, 2008 — Atlantic Southern Financial Group (Nasdaq Global Market: ASFN) announced today that its board of directors has declared its first ever cash dividend of $.03 per share on the Company’s common stock.  The dividend is payable on February 15, 2008 to all shareholders of record as of February 1, 2008.

Since its formation in December, 2001, earnings have been retained in order to support the rapid growth of the Bank.  President and Chief Executive Officer Mark Stevens stated, “This is a momentous day in the history of our Company.  Our Board has expressed its strong confidence in the success and future direction of the Company by declaring the $.03 per share dividend for the first quarter of 2008.  We have completed six successful years of operation and our earnings momentum and strong balance sheet enable us to provide this cash dividend to all of our loyal shareholders.”

Commenting further, Stevens said, “The dividend is somewhat modest in comparison to overall earnings but we expect to continue to grow the Bank in the future and want to retain appropriate amounts of capital to facilitate that sustained growth.”

About Atlantic Southern Financial Group, Inc. and Atlantic Southern Bank

With headquarters in Macon, Georgia, Atlantic Southern Financial Group, Inc. operates nine banking locations in the middle Georgia markets of Macon and Warner Robins, six locations in the coastal markets of Savannah, Darien, Brunswick and St. Simons Island, Georgia, one location in Jacksonville, Florida, and a loan production office in Valdosta, Georgia.  The Company specializes in commercial real estate and small business lending.

Safe Harbor

This news release contains forward-looking statements, as defined by Federal Securities Laws, including statements about financial outlook and business environment.  These statements are provided to assist in the understanding of a future financial performance and such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements.  Any such statements are based on current expectations and involve a number of risks and uncertainties.  For a discussion of factors that may cause such forward-looking statements to differ materially from actual results, please refer to the section entitled “Forward-Looking Statements” in Atlantic Southern Financial Group, Inc.’s annual report filed on Form 10-K with the Securities and Exchange Commission.

For additional information, contact Mark Stevens, President and CEO, or Carol Soto, Executive Vice President and CFO, at (478) 757-8181.